Exhibit 3.38

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CSE CAMBRIDGE LLC

This Second Amended and Restated Limited Liability Company Agreement (the “Agreement”) of CSE Cambridge LLC (the “Company”), is entered into by CSE Cambridge Realty LLC, a Delaware limited liability company (the “Member”), as the sole member of the Company. As used in this Agreement, “Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

RECITALS:

WHEREAS, the Company was formed as a limited liability company on November 8, 2006, pursuant to the provisions of the Act;

WHEREAS, on June 9, 2010, OHI Asset CSB LLC acquired all of the outstanding equity interests in CSE Casablanca Holdings LLC, a Delaware limited liability company that owns all of the outstanding equity interests in CSE Casablanca Holdings II LLC, a Delaware limited liability company that owns all of the outstanding equity interests in the Member;

WHEREAS, the Member owns all of the outstanding equity interests in the Company (the “Membership Interest”); and

WHEREAS, the Member desires to enter into this Agreement to amend and restate the Amended and Restated Operating Agreement of the Company dated July 31, 2007, as heretofore amended.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereto hereby agrees as follows:

Section 1.          Name.  The name of the Company is CSE Cambridge LLC.

Section 2.          Principal Business Office.  The principal business office of the Company shall be located at 200 International Circle, Suite 3500, Hunt Valley, MD 21030.

Section 3.         Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Section 4.         Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Section 5.          Member.  The Membership Interest percentage and the mailing address of the Member are set forth on Schedule A attached hereto.

Section 6.         Foreign Qualification.  The Member or any Officer shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

Section 7.         Purposes.  The Company was formed for the purposes of (a) acquiring, selling, investing in, holding, owning, leasing, managing, operating, granting mortgages on and security interests in, and acquiring and making loans secured by, real property and personal property and all rights and interests in any manner appertaining or incidental thereto, and (b) engaging in any lawful business, action or activity in which a limited liability company formed pursuant to the Act may engage.

Section 8.         Powers.  The Company, and the Member and the Officers acting on behalf of the Company in accordance with this Agreement, (a) shall have and may exercise all powers necessary, convenient or incidental to accomplish the Company’s purposes as set forth in Section 7 and (b) shall have and may exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.         Management.  In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member.  The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware.  The Member has the authority to bind the Company within the meaning of Section 18-402 of the Act.

Section 10.        Officers.

(a)           Officers.  The Member may, from time to time, designate one or more persons to be officers of the Company (each an “Officer”).  Any Officer so designated shall have such title, power and authority and perform such duties as the Member may, from time to time, delegate to them; provided, however, that except as otherwise delegated by the Member, the Officers shall have such power and authority and perform such duties as officers with similar titles of business corporations organized under the General Corporation Law of the State of Delaware.  Each Officer shall hold office for the term for which such Officer is designated and until its qualified successor shall be duly designated or until such Officer’s death, resignation or removal as provided herein.  Any Officer may be removed as such, with or without cause, by the Member at any time.  Any Officer may resign at any time upon written notice to the Company.  Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time the Member receives such written resignation.  The initial Officers of the Company designated by the Member are listed on Schedule B attached hereto. The Member may from time to time by resolution authorize a person who is not an Officer to act on behalf of the Company and to execute and/or attest documents as an authorized representative of the Company, subject to such specific authority and such specific limitations as the Member shall in its sole discretion determine and as shall be set forth in the resolution, and such person shall have such title as shall be set forth in the resolution. The action of such person taken in accordance with the authority granted to such person in the resolution shall bind the Company, and such person shall have the same fiduciary duty of loyalty and care as the Officers.

(b)           Officers as Agents.  The Officers, to the extent of their powers and authority set forth in this Agreement or otherwise vested in them by the Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, the actions of the Officers taken in accordance with such powers and authority shall bind the Company.

(c)            Duties of Officers.  Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 11.        Limited Liability.  Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Member of the Company.

Section 12.       Certificates.  The Membership Interest of the Member may be evidenced by a certificate showing the name of the Member and the percentage of Membership Interest held by the Member.  The certificate shall be signed by an Officer of the Company, and such certificate may be signed in counterparts.  The certificate representing the Membership Interest of the Member in the Company shall constitute a “security” within the meaning of (A) Article 8 of the Uniform Commercial Code (including Section 8-102(a) thereof) as in effect from time to time in the State of Delaware and (B) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.  The Member hereby agrees that its Membership Interest in the Company shall be personal property for all purposes.  The Member has no interest in specific Company property.

Section 13.       Additional Contributions.  The Member is not required to make any additional capital contributions to the Company.  However, the Member may make additional capital contributions to the Company at any time at its sole discretion.  The provisions of this Agreement, including this Section 13, are intended to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 14.       Tax Matters.  Solely for federal and relevant state income and/or state franchise tax purposes and for no other purpose whatsoever, the Company shall constitute a disregarded entity under Section 301.7701-3(a) of the federal income tax regulations and any comparable provision of relevant state income or franchise tax law, regulation or administrative pronouncement.

Section 15.        Allocation of Profits and Losses.  The Company’s economic profits and losses shall be allocated to the Member.

Section 16.       Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.  Notwithstanding any other provision of this Agreement, the Company shall not be required to make a distribution to the Member on account of its limited liability company interests in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

Section 17.        Exculpation and Indemnification.

(a)           Neither the Member nor any Officer, employee or agent of the Company nor any employee, representative, agent or affiliate of the Member (collectively, the “Covered Persons”) shall be liable to the Company or any other person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company.

(b)           To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c)           To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally determined that the Covered Person is not entitled to be indemnified as authorized in this Section 17.

(d)           A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)           To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(f)           The foregoing provisions of this Section 17 shall survive any termination of this Agreement.

Section 18.       Resignation.  The Member shall have the right to resign from the Company at any time as contemplated under Section 18-603 of the Act. Upon resignation such resigning Member shall continue to be entitled to receive distributions to which such Member is, or becomes, entitled under this Agreement, but shall not be entitled to receive any other distributions or payments from the Company with respect to such resigning Member’s Membership Interest.

Section 19.       Books and Records.  The Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company's business. The books of the Company shall at all times be maintained by the Member.  The Company's books of account shall be kept using the method of accounting determined by the Member.

Section 20.       Other Business.  The Member and any affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement  or otherwise notwithstanding any other provision to the contrary at law or in equity.

Section 21.       Assignments.  The Member may assign in whole or in part its Membership Interest in the Company.  If the Member transfers all of its Membership Interest in the Company pursuant to this Section 21, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger, conversion or consolidation shall, without further act, be the Member hereunder, and such merger, conversion or consolidation shall not constitute an assignment for purposes of this Agreement, and the Company shall continue without dissolution.

Section 22.        Dissolution.

(a)           The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following:  (i) the occurrence of any event which terminates the continued membership of the last remaining member of the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act, or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree (x) to continue the Company and (y) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company.

(b)           Notwithstanding any other provision of this Agreement, neither the bankruptcy of the Member nor the occurrence of any other event under Section 18-304 of the Act with respect to the Member shall cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)           The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

(e)           Upon the cancellation of the Certificate of Formation of the Company by the filing of a certificate of cancellation or otherwise in accordance with the Act, this Agreement shall terminate.

(f)           The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation of the Company as provided in the Act.

Section 23.        Amendment.  Any amendment to this Agreement must be made in writing and signed by the sole Member.

Section 24.       Severability of Provisions.  Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 25.       Entire Agreement.  This Agreement, as may be amended by the Member from time to time, constitutes the entire limited liability company agreement of the Company.

Section 26.       Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 27.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Second Amended and Restated Limited Liability Company Agreement, effective as of the date written below.

MEMBER:

CSE Cambridge Realty LLC, a Delaware limited liability company

June 9, 2010	By:	/s/ Daniel J. Booth
	Name:	Daniel J. Booth
	Title:	Chief Operating Officer

SCHEDULE A

Member

Name	Mailing Address	Membership Interest
CSE Cambridge Realty LLC	200 International Circle Suite 3500 Hunt Valley, MD 21030	100%

SCHEDULE B

OFFICERS	TITLE

C. Taylor Pickett	President and Chief Executive Officer

Daniel J. Booth	Chief Operating Officer and Secretary

Robert O. Stephenson	Chief Financial Officer and Treasurer

Michael Ritz	Vice President and Chief Accounting Officer